EXHIBIT 2.1


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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                              BLUE BIRD CORPORATION


                 THE ML STOCKHOLDERS LISTED ON SCHEDULE I HERETO


                                  BRUTUS, INC.


                                       and


                                HENLYS GROUP PLC





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                              As of August 31, 1999

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I  DEFINITIONS.....................................................    1


ARTICLE II  THE MERGER.....................................................    7

2.1.     The Merger........................................................    7
2.2.     Effective Time....................................................    8
2.3.     Closing of the Merger ............................................    8
2.4.     Effects of the Merger.............................................    8
2.5      Charter and Bylaws................................................    8
2.6      Board and Officers of the Surviving Corporation...................    9
2.7      Effect on Capital Stock...........................................    9
2.8      Payment for Shares of Common Stock................................   10
2.9      Nominee Shares....................................................   11

ARTICLE III  REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY......................................................   12

3.1.     Organization of the Company.......................................   12
3.2.     Capital Stock of the Company......................................   12
3.3.     Authority of the Company..........................................   13
3.4.     SEC Reports and Financial Statements..............................   14
3.5.     Absence of Certain Changes or Events..............................   14
3.6.     No Undisclosed Liabilities........................................   15
3.7.     Litigation; Orders................................................   15
3.8.     Compliance with Laws; Permits.....................................   15
3.9.     Contracts.........................................................   15
3.10.    Property.........................................................    17
3.11.    Environmental Matters.............................................   18
3.12.    Intellectual Property.............................................   19
3.13.    Labor Relations...................................................   19
3.14.    Taxes.............................................................   20
3.15.    ERISA.............................................................   20
3.16.    Finders...........................................................   22
3.17.    Transactions with Affiliates......................................   22
3.18.    Insurance.........................................................   23
3.19.    Year 2000.........................................................   23

ARTICLE IV  AGREEMENTS OF THE ML STOCKHOLDERS .............................   23

4.1.     Consent of ML Stockholders........................................   23
4.2.     Authority and Related Matters.....................................   23

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB..........   24

5.1.     Organization of Buyer.............................................   24
5.2.     Authority of Buyer................................................   25
5.3.     Brokers, Finders, etc.............................................   26
5.4.     Absence of Proceedings............................................   26
5.5.     Investment Intent.................................................   26
5.6.     Financial Capability..............................................   26
5.7.     No Outside Reliance...............................................   27
5.8.     Conduct of Business of Buyer......................................   27
5.9.     No Impediments to Closing.........................................   27

ARTICLE VI  ADDITIONAL COVENANTS...........................................   27

6.1.     Investigation of the Company by Buyer.............................   27
6.2.     Reasonable Best Efforts; Obtaining Consents.......................   28
6.3.     Antitrust.........................................................   30
6.4.     Operations Prior to the Closing Date..............................   31
6.5.     No Public Announcement............................................   33
6.6.     Non-Solicitation of Employees.....................................   33
6.7.     Directors'and Officers' Indemnification...........................   33
6.8.     Buyer to Fund Certain Obligations of the Company;
         Change of Control Offer...........................................   35
6.9.     Employee Benefits.................................................   36
6.10.    Stockholders' Agreement...........................................   37
6.11.    Blue Bird Capital Corporation.....................................   37

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..................   37

7.1.     No Misrepresentation or Breach of Covenants and Warranties........   37
7.2.     No Order..........................................................   37
7.3.     Necessary Approvals and Consents; HSR.............................   38
7.4.     Buyer Stockholder Approvals.......................................   38
7.5.     London Stock Exchange Listing.....................................   38

ARTICLE VIII  CONDITIONS PRECEDENT TO
OBLIGATIONS OF THE COMPANY AND THE ML STOCKHOLDERS.........................   38

8.1.     No Misrepresentation or Breach of Covenants and Warranties........   38
8.2.     No Order..........................................................   38
8.3.     Necessary Approvals and Consents; HSR.............................   39
8.4.     Other Payments by Buyer...........................................   39

ARTICLE IX  TERMINATION....................................................   39

9.1.     Termination.......................................................   39
9.2.     Procedure and Effect of Termination...............................   40


                                      -ii-
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9.3.     Frustration of Closing Conditions.................................   40

ARTICLE X  GENERAL PROVISIONS..............................................   40

10.1.    Non-survival of Representations, Warranties and Agreements........   40
10.2.    Notices...........................................................   40
10.3.    Expenses and Taxes................................................   42
10.4.    Partial Invalidity................................................   42
10.5.    Execution in Counterparts.........................................   43
10.6.    Governing Law.....................................................   43
10.7.    Assignment; Successors and Assigns................................   43
10.8.    No Third Party Beneficiaries......................................   43
10.9.    Descriptive Headings..............................................   43
10.10.   Schedules and Exhibits............................................   43
10.11.   No Implied Representation.........................................   43
10.12.   Construction of Certain Provisions................................   44
10.13.   Interpretation....................................................   44
10.14.   Reasonable Consent Required.......................................   44
10.15.   Entire Agreement; Amendments......................................   44
10.16.   Action by ML Stockholders.........................................   45
10.17.   Waivers...........................................................   45
10.18.   Consent to Jurisdiction...........................................   45
10.19.   Enforcement.......................................................   45


SCHEDULES
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Schedule I - List of ML Stockholders
Schedule II - List of Management Stockholders
Schedule III - List of Other Stockholders
Company Disclosure Schedule
Buyer Disclosure Schedule

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of August 31, 1999, by and among Blue Bird Corporation, a Delaware corporation (the "Company"), the stockholders listed on Schedule I hereto (collectively, the "ML Stockholders"), Henlys Group plc, a public limited company organized under the laws of England and Wales ("Buyer") and Brutus, Inc., a Delaware corporation and wholly owned subsidiary of Buyer.


                               W I T N E S S E T H

          WHEREAS, collectively, the ML Stockholders, the management stockholders listed on Schedule II hereto (collectively, the "Management Stockholders"), and the other stockholders listed on Schedule III hereto (collectively, the "Other Stockholders" and, together with the ML Stockholders and the Management Stockholders, the "Sellers") are the owners of all of the outstanding shares (the "Shares") of Common Stock, $.01 par value per share, of the Company ("Company Common Stock"); and

          WHEREAS, the Sellers and Buyer have determined that it is in their respective best interests to accomplish a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the "Surviving Corporation"), all on the terms and subject to the conditions set forth in this Agreement (the "Merger").

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Company, the ML Stockholders, Buyer and Merger Sub hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

          In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the meanings specified or referred to below:

          "Affiliate" means, with respect to any person, any other person who directly or indirectly controls, is controlled by or is under common control with such person.

          "Agreement" has the meaning specified in the first paragraph of this Agreement.

          "Antitrust Laws" has the meaning specified in Section 6.3.

          "Articles of Merger" has the meaning specified in Section 2.2.

          "Bank Indebtedness Amount" shall mean the amount of the indebtedness (including any letter of credit indebtedness) of the Company and the Subsidiaries, as of the Closing Date, under the Credit Agreement, as such agreement is in effect on the date hereof.

          "BBBC" means Blue Bird Body Company, a Georgia corporation and wholly owned subsidiary of the Company.

          "Buyer" has the meaning specified in the first paragraph of this Agreement.

          "Buyer Disclosure Schedule" has the meaning specified in Section 5.1.

          "Buyer Listing" has the meaning specified in Section 6.2.

          "Buyer Stockholder Approvals" has the meaning specified in Section
6.2.

          "Capital Expenditures" means the acquisition by purchase, lease or otherwise of assets that would be capitalized on a balance sheet prepared in accordance with GAAP.

          "Certificates" has the meaning specified in Section 2.7.

          "Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings.

          "Closing" has the meaning specified in Section 2.3.

          "Closing Date" shall mean the latest of (i) the second business day after expiration or termination of all waiting periods prescribed under the HSR Act (as defined herein), and (ii) the date on which the conditions set forth in Articles VII and VIII shall be satisfied or duly waived; or if the Company and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning specified in the first paragraph of this Agreement.

          "Company Common Stock" has the meaning specified in the recitals to this Agreement.

          "Company Disclosure Schedule" has the meaning specified in Section
3.2.

          "Company Employees" has the meaning specified in Section 6.9.

          "Company Property" has the meaning specified in Section 3.11.

          "Confidentiality Agreement" has the meaning specified in Section 6.1.

          "Credit Agreement" means the First Amended and Restated Credit Agreement, dated as of November 15, 1996, among the Company, as Guarantor; BBBC, as Borrower; Bankers Trust Company, as Administrative Agent; Merrill Lynch & Co., as Syndication Agent; and the Lenders party thereto.

          "DGCL" means the Delaware General Corporation Law, as amended.

          "Dissenting Shares" has the meaning specified in Section 2.7.

          "Effective Time" has the meaning specified in Section 2.2.

          "Encumbrance" means any Lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other encumbrance or restriction of any kind.

          "Environmental Claims" has the meaning specified in Section 3.11.

          "Environmental Law" has the meaning specified in Section 3.11.

          "Equity Financing" has the meaning specified in Section 6.2.

          "Equity Purchase Price" means U.S. $428,022,177.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Filed SEC Reports" has the meaning specified in Section 3.5.

          "Financial Statements" has the meaning specified in Section 3.4.

          "Financing Documents" has the meaning specified in Section 5.6.

          "GAAP" has the meaning specified in Section 3.4.

          "Governmental Authority" means any court, government (federal, state, local, foreign or multinational), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

          "Governmental Filings" has the meaning specified in Section 6.2.

          "Governmental Permits" has the meaning specified in Section 3.8.

          "Hazardous Materials" has the meaning specified in Section 3.11.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property" has the meaning specified in Section 3.12.

          "IRS" means the Internal Revenue Service.

          "Lease" has the meaning specified in Section 3.10.

          "Leased Properties" has the meaning specified in Section 3.10.

          "Liabilities" has the meaning specified in Section 3.6.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease (meaning any leasing or similar arrangement which is classified as a capital lease in the Financial Statements in accordance with GAAP), any financing lease bearing substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code (as in effect in any jurisdiction) or any comparable law, and any contingent or other agreement to provide any of the foregoing.

          "Loan Agreement" means the Amended and Restated Loan Agreement, dated as of March 29, 1996, by and among Blue Bird Capital Corporation, LaSalle National Bank, as Agent, and the Financial Institutions party thereto, as amended on February 25, 1998.

          "London Stock Exchange" means the London Stock Exchange Limited.

          "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, Claims, actions, causes of action, assessments, deficiencies and other charges.

          "Management Note Amount" has the meaning specified in Section 2.7.

          "Management Notes" mean the full recourse, interest-bearing notes made by certain employees of the Company to the Company with a principal amount for each such note as set forth on Schedule II hereto.

          "Management Stockholders" has the meaning specified in the recitals to this Agreement.

          "Material Adverse Effect" means any change or effect that is or would reasonably be expected to be materially adverse to (i) the financial condition, businesses or results of operations of the Company and the Subsidiaries, taken as a whole, other than any change or effect arising out of (x) any change in the United States, Mexican or Canadian economy in general, or

(y) this Agreement or the transactions contemplated hereby, including the announcement or pendency thereof, or (ii) the ability of the Company to consummate the transactions contemplated hereby.

          "Merger" has the meaning specified in the recitals to this Agreement.

          "Merger Consideration" has the meaning specified in Section 2.7.

          "Merger Sub Common Stock" has the meaning specified in Section 2.7.

          "Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

          "ML Stockholders" has the meaning specified in the first paragraph of this Agreement.

          "MLCP" means Merrill Lynch Capital Partners, Inc., a Delaware corporation, of which each of the ML Stockholders is an Affiliate.

          "New Plans" has the meaning specified in Section 6.9.

          "New Shares" has the meaning specified in Section 2.7.

          "Non-Voting Common Stock" has the meaning specified in Section 2.5.

          "Old Plans" has the meaning specified in Section 6.9.

          "Other Debt" means, collectively, each of the items listed on Schedule
3.9 under the heading "Other Debt".

          "Other Stockholders" has the meaning specified in the recitals to this Agreement.

          "Owned Real Property" has the meaning specified in Section 3.10.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions of said Corporation.

          "Permitted Encumbrance" means (i) with respect to or upon any of the property or assets of the Company or the Subsidiaries, whether owned as of the date hereof or thereafter, any (1) Encumbrances on property of the Company and its Subsidiaries existing on the date of this Agreement and set forth on the Company Disclosure Schedule; (2) Liens incurred and pledges and deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, old-age pensions and other social security benefits; (3) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; (4) Liens imposed by law, such as carriers', warehouseman's, mechanics', materialmen's, landlords', laborers', suppliers' and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Company or such Subsidiary, as the case may be, shall, to the extent required by GAAP, have set aside on its books adequate reserves; (5) Liens securing the payment of Taxes, either not delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which the Company or such Subsidiary, as the case may be, shall, to the extent required by GAAP, have set aside on its books adequate reserves; (6) zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or other title matters (and with respect to leasehold interests, mortgages, obligations, Liens and other Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), (7) Liens on property existing at the time such property was acquired by the Company or such Subsidiary (provided, that such Liens were not created in contemplation of the acquisition of such property by the Company or such Subsidiary); provided, that in each case referred to in (1) through (7) above, such Liens and Encumbrances would not materially impair or prevent the use of the Company's assets, taken as a whole, as presently used, and do not present current financial obligations or liabilities not reflected in the Financial Statements; and (8) extensions, renewals and replacements of Liens referred to in (1) through (7) of this sentence (provided, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the original Lien extended, renewed or replaced, none of which, individually or in the aggregate, has a material adverse effect upon the value of the property subject thereto or the use to which such property is presently put), and (ii) any Encumbrances arising from or permitted under the Credit Agreement, the Loan Agreement, the Senior Subordinated Notes and the Other Debt.

          "Person" means and includes an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and any governmental or regulatory body or other agency or authority.

          "Plans" has the meaning specified in Section 3.15.

          "Preferred Stock" has the meaning specified in Section 3.2.

          "Power of Attorney/Proxy" means the Power of Attorney and Proxy for each Seller listed in Section 3.3 of the Company Disclosure Schedule, which Power of Attorney/Proxy has been obtained by the Company prior to the date hereof.

          "Related Party Agreements" has the meaning specified in Section 3.17.

          "Return" has the meaning specified in Section 3.14.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Reports" has the meaning specified in Section 3.4.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Sellers" has the meaning specified in the recitals to this Agreement.

          "Sellers' Expenses" has the meaning specified in Section 10.3.

          "Senior Subordinated Notes" shall mean the 10 3/4% Senior Subordinated Notes due 2006, Series B, issued by BBBC and guaranteed by the Company.

          "Senior Subordinated Notes Indenture" shall mean the Indenture, dated as of November 15, 1996, among BBBC, as Issuer, The Chase Manhattan Bank, a New York corporation, as Trustee, and the Company, as Guarantor.

          "Senior Subordinated Notes Repurchase Amount" has the meaning specified in Section 6.8.

          "Shares" has the meaning specified in the recitals to this Agreement.

          "Share Purchase Price" shall mean the amount obtained by dividing (i) the amount equal to (x) the Equity Purchase Price, less (y) Sellers' Expenses, by (ii) the total number of shares of Company Common Stock issued and outstanding as of the date hereof (on a fully diluted basis).

          "Stock Consideration" has the meaning specified in Section 2.7.

          "Stockholders' Agreement" means the Stockholders' Agreement, dated as of April 15, 1992, by and among the Company, the ML Stockholders and the Management Stockholders, as amended from time to time.

          "Subsidiary" shall mean, as of the applicable point in time, each corporation, partnership, joint venture or other entity of which the Company owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

          "Surviving Corporation" has the meaning specified in the recitals to this Agreement.

          "Tax" or "Taxes" has the meaning specified in Section 3.14.



                                   ARTICLE II

                                   THE MERGER
                                   ----------

          2.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company in the Merger. Following the Merger, the Company shall continue as the Surviving Corporation and the separate corporate existence of Merger Sub shall cease.

          2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Company, Buyer and Merger Sub will cause a certificate of merger with respect to the Merger meeting the applicable requirements of the DGCL (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger have been duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Articles of Merger, and such time is herein referred to as the "Effective Time."

          2.3. Closing of the Merger. Subject to the satisfaction or waiver of each of the conditions contained in Article VII and Article VIII, the closing of the Merger (the "Closing") shall take place on the Closing Date at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

          2.4. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company following the Merger, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Company following the Merger.

          2.5. Charter and Bylaws.

          (a) The charter of the Company, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that the charter of the Company shall be amended at or prior to the Closing to provide for a class of non-voting common stock (the "Non-Voting Common Stock"). The Non-Voting Common Stock shall be pari passu in all respects to the Company Common Stock, except (i) to the fullest extent allowed by law, it shall have no right to vote on any matter, (ii) it shall be redeemable at the option of the Company for an amount in cash equal to the Merger Consideration (subject to withholding of the remaining portion of the Management Note Amount, if any, then owed by such Seller as contemplated by
Section 2.7(c)) at any time on or after November 17, 1999, and (iii) it shall be redeemable at the option of the holder thereof for an amount in cash equal to the Merger Consideration (subject to withholding of the remaining portion of the Management Note Amount, if any, then owed by such Seller as contemplated by
Section 2.7(c)) at any time on or after November 17, 1999. The form of the amendment to the Company's charter required hereby shall be in a form reasonably satisfactory to the Company and Buyer.

          (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          2.6 Board and Officers of the Surviving Corporation.

          (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual's resignation or removal or until a successor is duly elected and qualified, as the case may be.

          (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, each to hold office until the earlier of such individual's resignation or removal or until a successor is duly elected and qualified, as the case may be.

          2.7. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

          (a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock (the "New Shares").

          (b) Conversion of Company Common Stock. Except as otherwise provided herein, each issued and outstanding Share (other than Dissenting Shares) shall be converted into the right to receive in cash from the Company at the Closing, an amount equal to the Share Purchase Price (the "Merger Consideration"). Notwithstanding the foregoing, each Share that is subject to a pledge in connection with a Management Note shall not be converted into the right to receive the Merger Consideration and, instead, shall be converted into one share of Non-Voting Common Stock (the "Stock Consideration").

          (c) Management Notes Repayment. With respect to each Seller who is an obligor under a Management Note, the Company shall withhold from the aggregate Merger Consideration otherwise payable to such Seller pursuant to Section 2.7(b) (or, to extent applicable, upon redemption of the Non-Voting Common Stock described in Section 2.5(a)) the outstanding principal amount of the Management Note, if any, including all accrued but unpaid interest, in the amount set forth on Schedule II hereto for which Management Note such Seller is the obligor (with respect to each such Seller, the "Management Note Amount"). With respect to each such Seller, the payment of the Management Note Amount shall constitute payment in full of all amounts owing under such Seller's Management Note, which, thereafter, shall be of no further force and effect. Simultaneously with the payment of the Management Note Amounts contemplated hereby, the Company shall deliver to each Seller listed on Schedule II as an obligor under a Management Note the duly cancelled Management Note made by such Seller.

          (d) Cancellation of Company Common Stock. The holders of certificates previously evidencing the Shares immediately prior to the Effective Time ("Certificates") shall, immediately after the Effective Time, cease to have any rights with respect to the Shares other than the right to receive the Merger Consideration or the Stock Consideration, as the case may be, for each Share or as otherwise provided herein or by law. Such Shares shall, by virtue of the Merger and without any action on the part of Buyer, the Company, Merger Sub or the holder thereof, be cancelled, retired and cease to exist, and no payment shall be made with respect thereto, except as provided for herein.

          (e) Dissenting Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration or the Stock Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to
Section 262 of the DGCL; provided, however, that, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration (less the Management Note Amount related to such Seller, if applicable) as set forth in Section 2.7 of this Agreement, without interest thereon, or the Stock Consideration. The Company shall give prompt notice to Buyer of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

          2.8. Payment for Shares of Common Stock.

          (a) Promptly after the Effective Time, the Company shall provide to each Seller a form of letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery to the Company of the Certificates representing such Seller's aggregate Shares (as listed on Schedules I, II or III, as the case may be) and instructions for use in surrendering such Certificates and receiving the aggregate Merger Consideration and/or Stock Consideration in respect thereof. The letter of transmittal shall contain customary representations with respect to the title of such Seller in such Seller's Shares, and shall be in such form and have such other customary terms as Buyer may reasonably specify (and to which the Company consents, which consent shall not be unreasonably withheld). Upon the surrender by each Seller of Certificates representing such Seller's aggregate Shares, the Company shall (i) pay to such Seller, by check or, at the Seller's request, by wire transfer of immediately available funds to the account of such Seller designated in writing, an amount in cash equal to (x) the aggregate Merger Consideration to which such Seller is entitled, based on the aggregate numbers of such Seller's Shares (other than Shares subject to a pledge in connection with a Management Note) represented by the Certificate or Certificates being tendered, reduced, if applicable, by (y) with respect to each Management Stockholder who is an obligor under a Management Note, such Seller's Management Note Amount, and (ii) if applicable, deliver to such Seller certificates or other evidences of ownership reasonably satisfactory to such

Seller for a number of shares of Non-Voting Common Stock equal to the aggregate number of such Seller's Shares subject to a pledge in connection with a Management Note. Upon payment of the Merger Consideration or Stock Consideration in accordance with the previous sentence, such Seller's Certificate or Certificates shall be cancelled. Until so surrendered, each such Certificate entitled to payment of the Merger Consideration or the Stock Consideration pursuant to Section 2.7 shall represent solely the right to receive the aggregate Merger Consideration or the Stock Consideration relating thereto. No interest shall be paid or accrued on the Merger Consideration. The failure of any Seller to surrender any Certificate representing the right to receive the Stock Consideration shall not affect the Company's right to redeem, as contemplated by Section 2.5(a), the shares of Non-Voting Common Stock to which such Seller is entitled; provided, that no Seller shall be entitled to exercise any option to cause the Company to redeem, as contemplated by Section 2.5(a), the shares of Non-Voting Common Stock to which he is entitled unless and until he has surrendered to the Company the relevant Certificates or otherwise complied with Section 2.8(b), in each case, in accordance with the Company's transmittal letter and this Section 2.8.

          (b) In the event that any Certificate shall have been lost, stolen or destroyed, the Company shall pay or issue (as applicable) in exchange therefor, upon the making of an affidavit of that fact and the provision of such indemnity or security bond as the Company may reasonably require, such Merger Consideration or Stock Consideration as may be required pursuant to this Agreement.

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time, except for New Shares or the Non-Voting Common Stock. If, after the Effective Time, Certificates are presented to the Company, they shall be surrendered and cancelled in return for the payment of the Merger Consideration or Stock Consideration relating thereto, as provided in this Section 2.8, subject to applicable law.

          (d) Buyer and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Buyer or the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares in respect to which such deduction and withholding was made.

          2.9 Nominee Shares. At the Closing, the Company shall cause any person who holds any share or other interest in any Subsidiary as nominee of, or otherwise for the benefit or on behalf of, the Company or any Subsidiary, to transfer, assign and convey such share or other interest, free and clear of any Encumbrances, other than Permitted Encumbrances, to the nominee(s) designated by Buyer.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                              REGARDING THE COMPANY

          The Company represents and warrants to Buyer as follows:

          3.1. Organization of the Company. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted; and is in good standing (with respect to jurisdictions which recognize such concept) and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to have such power or authority, to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any person.

          3.2 Capital Stock of the Company.

          (a) The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Preferred Stock, $.10 par value per share (the "Preferred Stock"). 9,204,778 shares of Company Common Stock are outstanding and held of record by the Sellers listed on Schedules I, II or III, respectively, no shares of Preferred Stock are outstanding and no other shares of capital stock of the Company are outstanding. Except for this Agreement and the transactions contemplated hereby and except for the Stockholders' Agreement and as set forth in Section 3.2 of the Company's Disclosure Schedule (the "Company Disclosure Schedule"), there are no agreements, arrangements, convertible securities, warrants, options, puts, calls, rights, employee benefit plans or other commitments or understandings of any character to which the Company, or to the knowledge of the Company, any Seller is a party or is subject relating to the issuance, sale, purchase, redemption, repurchase, conversion, exchange, registration, control, voting or transfer of any shares of Company Common Stock, Preferred Stock or other securities or equity interests of the Company. Except as set forth in Section
3.2 of the Company Disclosure Schedule, all of the outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights, and, upon delivery pursuant to Article II hereof, the Shares will be duly and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights and, assuming the performance by Buyer or Merger Sub of their respective obligations hereunder, free and clear of all Encumbrances.

          (b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company owns all of the issued and outstanding shares of capital stock of each of its Subsidiaries (a list of which is set forth in Section 3.2 of the Company Disclosure Schedule) and except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no agreements, arrangements, convertible securities, warrants, options, puts, calls, rights, employee benefit plans or other commitments or understandings of any character to which the Company or any Subsidiary is a party or is subject relating to the issuance, sale, purchase, redemption, repurchase, conversion, exchange, registration, control, voting or transfer of any shares of capital stock of any Subsidiary to any party other than the Company or any of its wholly-owned Subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of each of the Subsidiaries are duly authorized and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights, and free and clear of all Encumbrances, other than Permitted Encumbrances.

          3.3. Authority of the Company.

          (a) The Company has all requisite corporate power to execute and deliver this Agreement and, subject to the conditions set forth herein, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and do not require any further authorization or consent of the Company or (based on the consent of the ML Stockholders provided pursuant to Article IV and the receipt of the Power of Attorney/Proxies) its stockholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Buyer, Merger Sub and the ML Stockholders, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (ii) the effect of equitable principles.

          (b) Except as set forth in Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, the consummation by the Company of any of the transactions contemplated hereby, nor performance by the Company with the provisions hereof will:

          (i) violate any provision of the Company's or any Subsidiary's charter or by-laws;

          (ii) violate, modify, result in a loss of benefits under or conflict with, or constitute a default or a breach under or result in the acceleration, termination or rescission of (or entitle any person or entity to accelerate, terminate or rescind) any obligation under, any mortgage, indenture, deed of trust, lease, contract, agreement, undertaking, license or other instrument to which the Company or any Subsidiary is a party or any order, award, writ, decree, judgment or ruling to which the Company or any Subsidiary is subject or to which any of the property of the Company or any Subsidiary is bound or result in the creation of any Encumbrance upon any of the assets of the Company or any Subsidiary or the loss of any license or other contractual right with respect thereto under any of the foregoing, except in each case for any such events which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

          (iii) contravene any law, rule or regulation applicable to the Company or any Subsidiary or any of their respective assets, or constitute an event permitting modification, amendment or termination of a Governmental Permit, order, arbitration award, judgment or decree to which the Company or any Subsidiary is a party or by which any of them or any of their properties is bound, except in each case for any of such events which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or

          (iv) require the approval, consent, authorization or act of, or the making by the Company or any Subsidiary or any other person of any declaration, filing or registration with, any person or any Governmental Authority (other than (x) the notification and waiting period requirements of the HSR Act or (y) where the failure to obtain such approval, consent, authorization or action, or to make such declaration, filing or registration, would not prevent or materially delay the consummation by the Company of the transactions contemplated hereby), except to the extent the failure to obtain any of the foregoing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          3.4. SEC Reports and Financial Statements. Each of the Company and its Subsidiaries has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, other than preliminary filings, are referred to as the "SEC Reports"). The SEC Reports, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act. The consolidated financial statements of the Company (including the related notes and schedules thereto) included in the SEC Reports ("Financial Statements") (i) comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by the Instructions to Form 10-Q promulgated by the SEC) and (iii) fairly present (subject, in the case of the unaudited statements, to normal year-end adjustments) (A) the consolidated financial position of the Company and its Subsidiaries, (B) the consolidated results of their operations and (C) cash flows, in each case, as of the dates thereof or for the periods indicated, as the case may be.

          3.5. Absence of Certain Changes or Events. Since April 30, 1999, except as set forth in Section 3.5 of the Company Disclosure Schedule, or as disclosed in any of the SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed SEC Reports"), (a) the Company has operated its businesses only in the ordinary course consistent with past practice, (b) there has not been any transaction, change or occurrence which, individually or with other transactions, changes or occurrences, has resulted in or which would reasonably be expected to result in a Material Adverse Effect, and (c) the Company has not taken any action which would require the consent of Buyer under Section 6.4 had such action been taken by the Company after the date hereof.

          3.6. No Undisclosed Liabilities. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has at the date hereof any outstanding claims, liabilities or indebtedness that would be required to be reflected on a consolidated balance sheet prepared in conformity with GAAP ("Liabilities"), except (i) Liabilities disclosed or reflected in the most recent consolidated balance sheet contained in the Financial Statements; (ii) Liabilities incurred after the date of the most recent consolidated balance sheet contained in the Financial Statements in the ordinary course of business and (iii) Liabilities that would not reasonably be expected to have a Material Adverse Effect.

          3.7. Litigation; Orders. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there are no lawsuits, actions, administrative or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards rendered by a Governmental Authority against the Company or any of its Subsidiaries or any of their respective properties or businesses that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          3.8. Compliance with Laws; Permits. Each of the Company and its Subsidiaries is in compliance with all applicable laws, regulations, orders, judgments and decrees, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries hold, own or possess all governmental, regulatory and other filings, licenses, permits, approvals, registrations, consents, franchises and concessions (collectively, "Governmental Permits"), as are necessary for the ownership and leasing of the property and conduct of the businesses of the Company and its Subsidiaries as currently conducted, except for such Governmental Permits which the failure to hold, own or possess, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with their respective obligations under such Governmental Permits, with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, during the last two years, none of such Governmental Permits has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such Governmental Permit has been received by the Company or any Subsidiary.

          3.9. Contracts.

          (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule or as expressly set forth in the Filed SEC Reports, and except as set forth specifically herein, neither the Company nor any Subsidiary is a party to:

          (i) any contract that involves the purchase or sale of goods, or that involve services, or otherwise involving payments by or to the Company, in each case, of more than $5 million per year;

          (ii) any employment or consulting agreement having a remaining term of at least one year;

          (iii) any material note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for money borrowed (including, without limitation, capitalized lease obligations), or any material guarantee by the Company or any Subsidiary of third-party obligations other than endorsements or payables incurred in the ordinary course of business;

          (iv) collective bargaining agreements with any labor unions or associations representing employees of the Company or any Subsidiary;

          (v) leases of personal property with an annual base rental obligation of more than $2 million or a total remaining rental obligation of more than $3 million;

          (vi) material joint venture or partnership agreements;

          (vii) agreements with suppliers or distributors not terminable on twelve months' (or less) notice;

          (viii) lease receivables in excess of $1 million;

          (ix) material license agreements;

          (x) contracts which materially prohibit or restrict the Company's ability to conduct its business, sell, market or distribute its products, obtain supplies or engage suppliers; or

          (xi) any other contract which the Company entered into outside of the ordinary course of business requiring payments by or to the Company in excess of $5 million.

          (b) Except as set forth in Section 3.9 of the Company Disclosure Schedule, each agreement identified in paragraph (a) above is a valid and binding obligation of the Company or its Subsidiaries, as the case may be, and, to the Company's knowledge, remains in full force and effect, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party is in breach of or default under, and no event has occurred which with notice or lapse of time, or both, would become a breach of or default under, any contract, agreement or instrument identified in paragraph (a) above, which breaches or defaults, individually or in the aggregate, would have a Material Adverse Effect.

          3.10 Property.

          (a) The only real properties leased or subleased by a third party to the Company or the Subsidiaries (as lessee or sublessee) or leased or subleased by the Company or the Subsidiaries (as lessor or sublessor) to a third party as of the date hereof are identified in Section 3.10 of the Company Disclosure Schedule, and are hereinafter collectively referred to as the "Leased Properties." Either the Company or a Subsidiary, as the case may be, holds good and valid leasehold title to each of the Leased Properties, in each case in accordance with the provisions of the applicable lease or sublease for such Leased Property (each, a "Lease") and free of all Encumbrances, except for Permitted Encumbrances and except for Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Other than such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and except as set forth in Section 3.10 of the Company Disclosure Schedule, (i) all of the Leases are in full force and effect and grant in all material respects the leasehold estates or rights of occupancy or use they purport to grant; (ii) the occupancy by the Company or any Subsidiary under each Lease is in compliance with all applicable laws, rules, regulations and ordinances relating to occupancy; (iii) there are no pending or threatened condemnation proceedings with respect to any of the Leased Properties; (iv) neither the Company nor any of the Subsidiaries has, within the last two years, received any written notice from any insurance company which has issued a policy with respect to any of the Leased Properties requesting performance of any structural or other repairs or alterations thereto; and (v) no lease or sublease by the Company or the Subsidiaries as lessor grants to a third party, or is subject to a grant to a third party of, any purchase option or right of first refusal to purchase applicable to property owned by the Company or the Subsidiaries. Except as identified in Section 3.10 of the Company Disclosure Schedule or for such occurrences or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no existing defaults (either on the part of the Company or any of the Subsidiaries, or to the knowledge of the Company, any other party thereto) under any Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a default (either on the part of any of the Company or the Subsidiaries, or to the knowledge of the Company, any other party thereto) under any Lease.

          (b) All real property owned by the Company or any of the Subsidiaries as of the date hereof is identified in Section 3.10 of the Company Disclosure Schedule and is hereinafter referred to as the "Owned Real Property." Except as set forth in Section 3.10 of the Company Disclosure Schedule, and except for any exceptions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) the Company or a Subsidiary, as the case may be, holds good and valid fee title to the Owned Real Property, free of all Encumbrances other than Permitted Encumbrances; (ii) neither the Company nor any of the Subsidiaries has, within the last two years, made any title claims, or has outstanding any title claims, under any policy of title insurance respecting the Owned Real Properties; (iii) no condemnation or eminent domain proceeding against any of the Owned Real Property is pending or, to the knowledge of the Company, threatened; and (iv) neither the Company nor any of the Subsidiaries has, within the last two years, received any written notice from any insurance company which has issued a policy with respect to Owned Real Property requesting performance of any structural or other repairs or alterations to the Owned Real Property.

          (c) Except for such failures that would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and its Subsidiaries have good and valid title to all material personal property (tangible and intangible) owned or leased by the Company or any Subsidiary, free and clear of all Encumbrances (other than Permitted Encumbrances); and (ii) all such material personal property, including but not limited to all material equipment, tools and machinery, has been maintained in accordance with normal industry practice, is in reasonable operating condition and repair (subject to normal wear and tear) and is reasonably adequate and sufficient for the conduct of the business of the Company and its Subsidiaries.

          3.11 Environmental Matters. Except as set forth in Section 3.11 of the Company Disclosure Schedule, as disclosed in the Filed SEC Reports or for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (a) Hazardous Materials have not at any time been generated, released, used, treated or stored on, or transported to or from, any Company Property, except to the extent such action is not in violation of or has not resulted in any liability under any Environmental Laws, (b) none of the Company nor any of its Subsidiaries has violated any Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (c) there are no past, pending or threatened Environmental Claims against the Company or any of its Subsidiaries or any Company Property, and (d) except as permitted by, or as would not result in any liability under, any Environmental Laws, there are not now and there have not been underground storage tanks located on any Company Property.

          For purposes of this Agreement, the following terms shall have the following meanings: (A) "Company Property" means the Leased Properties and the Owned Real Properties; (B) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas and (ii) any chemicals, materials or substances defined as "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; (C) "Environmental Law" means any foreign, federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and, in each case, as amended as of the date hereof and the Closing, and any judicial or administrative interpretation thereof as of the date hereof and the Closing, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 et seq.; and (D) "Environmental Claims" means any and all Claims relating in any way to any Environmental Law or any permit issued under any such Environmental Law.

          3.12. Intellectual Property.

          (a) Section 3.12 of the Company Disclosure Schedule contains a complete and correct list of all United States and foreign issued patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names, copyrights and trade secrets which are material to the business of the Company and the Subsidiaries taken as a whole (the "Intellectual Property"), including, if applicable, the date of issuance or registration, serial, patent or registration number, the date of application, the expiration date and the country of registration of such items of Intellectual Property and any material licenses thereunder.

          (b) Except as set forth in Section 3.12 of the Company Disclosure Schedule and for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company and/or one or more of its Subsidiaries, owns or controls all right, title and interest in each item of Intellectual Property, free and clear of Encumbrances except for Permitted Encumbrances.

          (c) Except as set forth in Section 3.12 of the Company Disclosure Schedule and for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received written notice that is still pending to the effect that the Company or any Subsidiary has infringed or misappropriated any patent, trademark, service mark, trade name, copyrights, brand name, logo, symbol or other intellectual property right of any third party.

          (d) Except as set forth in Section 3.12 of the Company Disclosure Schedule and for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has sent or otherwise communicated to another person any notice, charge, claim or other assertion of, nor does the Company have any knowledge of, any present, impending or threatened infringement of any Intellectual Property.

          (e) Except as set forth in Section 3.12 of the Company Disclosure Schedule and for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary has the right to use the Intellectual Property as currently used by the Company and its Subsidiaries.

          3.13 Labor Relations. There are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. As of the date hereof, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any Subsidiary and (ii) there are no strikes or other material labor disputes against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened.

          3.14. Taxes.

          (a) Except as set forth in Section 3.14 of the Company Disclosure Schedule and for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have duly filed with the appropriate federal, state, local and foreign taxing authorities all Returns required to be filed by, or with respect to, the Company and the Subsidiaries; (ii) such Returns are true, correct and complete; (iii) the Company and the Subsidiaries have paid in full, or have made adequate provision in the Financial Statements for, all Taxes of the Company and the Subsidiaries shown to be due on such Returns; (iv) neither the Company nor any of the Subsidiaries has received any written notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes of the Company or any of the Subsidiaries which has not been fully paid or finally settled; (v) there have been no federal, state or local audits or examinations of the Company or any of its Subsidiaries, nor is any such audit or examination in progress; (vi) all deficiencies proposed as a result of any audits or examinations set forth in Section 3.14 of the Company Disclosure Schedule have been paid or finally settled and no issue has been raised in any such audit or examination that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited; (vii) there are no grounds for any further material tax liability with respect to the years that have not been audited or examined; and (viii) there is no outstanding agreement or waiver made by or on behalf of the Company for the extension of time for any applicable statute of limitations, and the Company has not requested any extension of time in which to file any Return.

          (b) For the purposes of this Agreement, "Taxes" or "Tax" shall mean all taxes, charges, fees, levies or other assessments imposed by any United States federal, state, local or foreign taxing authority and based on or measured with respect to income or profits, including any interest, penalties or additions attributable thereto, as well as franchise, capital-based, sales, use, ad valorem, excise, employment, social security, consumption, gross receipts or property taxes or customs duties.

          (c) For purposes of this Agreement, "Return" shall mean any return, report, information return, form, written declaration, written statement or other document (including any related or supporting information) with respect to Taxes.

          3.15. ERISA.

          (a) Section 3.15 of the Company Disclosure Schedule lists (i) each material "employee pension benefit plan" (as defined in Section 3(2) of ERISA) covering employees or former employees of the Company or its Subsidiaries, (ii) each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and
(iii) each material bonus, deferred compensation, executive compensation, fringe benefit, incentive, severance, stock option, stock purchase, performance share, stock appreciation or other equity based compensation, performance pay, loan or loan guarantee, plant closing, or change of control plan (collectively, "Plans"), maintained by the Company or its Subsidiaries for employees or former employees of the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries have liability, and as to such Plans either the Company or one of the Subsidiaries has filed all material reports required to be filed by it with the PBGC, Department of Labor, SEC or the IRS under applicable provisions of ERISA, the Code or other applicable law, or with respect to which the Company or its Subsidiaries have any liability.

          (b) Except as would not reasonably be expected to have a Material Adverse Effect or except as set forth in Section 3.15(b) of the Company Disclosure Schedule:

          (i) neither the Company nor any of its Subsidiaries has incurred any liability to the PBGC with respect to the Plans other than premiums due to the PBGC;

          (ii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified;

          (iii) none of the Plans is a "multiemployer plan" or "multiple employer plan" within the meaning of ERISA or the Code, nor has the Company or any Subsidiary participated in, or had any obligation to contribute to, any multiemployer plan within the six year period preceding the date of this Agreement;

          (iv) no withdrawal liability has been incurred by or asserted against the Company or its Subsidiaries with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA);

          (v) none of the Plans promises or provides retiree medical or life insurance benefits to any person, except for continuation coverage required by
Section 4980B of the Code or Part 6 of Title I of ERISA;

          (vi) with respect to each Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company as determined under Code Section 414 or ERISA Section 3(5), no event has occurred and no condition currently exists that after the Closing could subject Buyer, directly or indirectly, to any liability (including liability under any indemnification agreement but excluding liability for premiums to the
PBGC) under Section 412, 413, 4971, 4975 or 4980B of the Code or Section 302, 502, 515, 601, 606 or Title IV of ERISA;

          (vii) all contributions and payments to or with respect to each Plan have been timely made and the Company has made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such Plan or related arrangement, document, or applicable law, and no Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements to the extent required by GAAP;

          (viii) no agreement, commitment, or obligation exists to increase any benefits under any Plan or to adopt any new Plan, except as required by applicable law;

          (ix) no audit or investigation by any governmental authority is pending, or to the knowledge of the Company or any Subsidiary, threatened, regarding any Plan, and no party dealing with any Plan has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty;

          (x) no Plan that is subject to Title IV of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code or been the subject of a Reportable Event under ERISA Section 4043;

          (xi) none of the Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby;

          (xii) each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law;

          (xiii) there are no pending or, to the knowledge of the Company, threatened claims relating to the Plans, other than routine uncontested claims for benefits payable in the normal operation of the Plans; and

          (xiv) no written statements or, to the Company's knowledge, oral promises have been made or given to any employee by any authorized employee of the Company on behalf of the Company, regarding the Company's ability or inability to terminate any retiree welfare benefits under a Plan, which are inconsistent with the official Plan documents and other written materials produced to Buyer.

          3.16. Finders. Except with respect to the services of Merrill Lynch as financial advisor, neither the Company nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          3.17. Transactions with Affiliates. As of the date hereof, except as set forth in Section 3.17 of the Company Disclosure Schedule or as disclosed in the Filed SEC Reports, and except for transactions which would not be required to be disclosed pursuant to Rule 404(a) of Regulation S-K under the Securities Act, and except with respect to transactions involving Merrill Lynch in its capacity as financial advisor to the Company, its Subsidiaries and the Sellers, no stockholder, director or officer is currently directly or indirectly a party to any transaction with the Company or any Subsidiary, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such stockholder, director or officer ("Related Party Agreements"). Except for those arrangements described in Section 3.17 of the Company Disclosure Schedule, there will be no Related Party Agreements in effect after the Effective Time.

          3.18. Insurance. Set forth on Section 3.18 of the Company Disclosure
Schedule is a list of all material policies and binders of insurance held by or on behalf of the Company and its Subsidiaries or relating to their respective businesses or properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of these policies and binders is, to the Company's knowledge, valid and enforceable in accordance with its terms, and, to the Company's knowledge remains in effect;
(ii) neither the Company nor any of its Subsidiaries is in default with respect to any provision contained in any such policy or binder, nor has there been any failure to give notice or to present any claim relating to the Company or any of its Subsidiaries under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder; and (iii) there are no outstanding unpaid premiums (except premiums not yet due and payable), and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Company or any of its Subsidiaries.

          3.19. Year 2000. Except as set forth in the Filed SEC Reports, the systems operated or used by the Company or any of its Subsidiaries are capable of providing or are being adapted to provide uninterrupted functionality on dates before or after any dates to share, record, process and present data in substantially the same manner and with the same functionality as such systems share, record, process and present such data on or before the date of this Agreement, except, in the aggregate as would not reasonably be expected to have a Material Adverse Effect. The costs of the adaptations referred to in the prior sentence, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE IV

                        AGREEMENTS OF THE ML STOCKHOLDERS

          4.1. Consent of ML Stockholders. The ML Stockholders hereby represent, warrant and agree that the execution of this Agreement by them constitutes the written consent of stockholders of the Company, as of the date hereof, to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228 of the DGCL.

          4.2. Authority and Related Matters. Each ML Stockholder severally (as to himself or itself, and not jointly as to any other Seller) represents and warrants, as of the date hereof and as of the Closing Date, to Buyer as follows:

          (a) Such ML Stockholder has all requisite power to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the conditions set forth herein, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such ML Stockholder has been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by such ML Stockholder, and, assuming the due authorization, execution and delivery of this Agreement by each of the Company and Buyer, constitutes the valid and binding obligation of such ML Stockholder enforceable in accordance with its terms, subject to (i) the effect of any applicable bank-ruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (ii) the effect of equitable principles.

          (b) Except for the services of Merrill Lynch, such ML Stockholder has not employed, and is not subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

          (c) There is no action, suit, proceeding or investigation pending or, to the knowledge of such ML Stockholder, threatened against such ML Stockholder which might adversely affect or restrict his or its ability to consummate the transactions contemplated by this Agreement.

          (d) Such ML Stockholder is the record and beneficial owner of the aggregate number of Shares listed next to such ML Stockholder's name on Schedule
I. Except for this Agreement and the transactions contemplated hereby and except for the Stockholders' Agreement and as set forth in the Company Disclosure Schedule, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which such ML Stockholder is a party or by which any of such ML Stockholder's assets are bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of Company Common Stock, Preferred Stock or other securities of the Company. As of the Effective Time, all such agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of such ML Stockholder set forth in the Company Disclosure Schedule shall be terminated (to the extent related to such ML Stockholder's Shares) without any liability to Buyer or to the Company or any Subsidiary.


                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

          Buyer and Merger Sub hereby represent and warrant, jointly and severally, to the Company and each of the ML Stockholders as follows:

          5.1 Organization of Buyer. Each of Buyer and its subsidiaries (other than those subsidiaries which are dormant and which have no assets or liabilities other than inter-group indebtedness), a list of which is set forth in Section 5.1 of the Buyer's Disclosure Schedule (the "Buyer Disclosure Schedule), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. Except for the subsidiaries listed in Section 5.1 of the Buyer Disclosure Schedule, Buyer does not own, directly or indirectly, any capital stock or other equity securities of any corporation (other than those subsidiaries which are dormant and which have no assets or liabilities other than inter-group indebtedness) or have any direct or indirect equity or ownership interest in any person, nor does Merger Sub own, directly or indirectly, any capital stock or other equity or ownership interests in any other person.

          5.2. Authority of Buyer.

          (a) Each of Buyer and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub have been duly authorized by all requisite corporate action on behalf of Buyer and Merger Sub and, except for the Buyer Stockholder Approvals, do not require any further authorization or consent of Buyer or Merger Sub or their respective stockholders. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and the ML Stockholders, constitutes the valid and binding obligation of Buyer and Merger Sub enforceable in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (ii) the effect of equitable principles.

          (b) Except as set forth in Section 5.2 of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer or Merger Sub, the consummation by Buyer or Merger Sub of any of the transactions contemplated hereby, nor performance by Buyer or Merger Sub with the provisions hereof will:

          (i) violate any provision of Buyer's or any of its subsidiaries' certificate of incorporation or bylaws or other organizational documents;

          (ii) violate, modify, result in a loss of benefits under or conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination, rescission or cancellation or a loss of rights under any material mortgage, indenture, deed of trust, lease, contract, agreement, undertaking, license or other material instrument, or any material judgment, order, award or decree, to which Buyer or any of its subsidiaries is a party or any of its or its subsidiaries properties is subject or by which Buyer or any of its subsidiaries is bound;

          (iii) contravene any law, rule or regulation applicable to Buyer or any of its subsidiaries or any of its or their assets, or constitute an event permitting modification, amendment or termination of a Governmental Permit, order, arbitration award, judgment or decree to which Buyer or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of its or their properties is bound, except in each case for any of such events which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Buyer and its subsidiaries; or

          (iv) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third person or any Governmental Authority.

          5.3. Brokers, Finders, etc. Neither Buyer, nor any of its subsidiaries nor any party acting on its or any of its subsidiaries' behalf has employed, paid or become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from any Seller or the Company in connection with such transactions.

          5.4. Absence of Proceedings. There is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries which might adversely affect or restrict Buyer's and Merger Sub's ability to consummate the transactions contemplated in this Agreement.

          5.5. Investment Intent. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that the Company and the Sellers have made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and its Subsidiaries. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof (within the meaning of the Securities Act), or with any present intention of distributing or selling the Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

          5.6. Financial Capability. As of the date hereof, Buyer has, or has entered into binding commitments to have, the financing listed in Section 5.6(a) of the Buyer Disclosure Schedule. No later than 14 days (or such later number of days as shall be agreed by the Company and the ML Stockholders in their absolute discretion) from the date hereof, Buyer shall enter into binding commitments, subject to the conditions set forth therein, for the financing listed in Section 5.6(b) of the Buyer Disclosure Schedule. The financing commitments listed in Sections 5.6(a) and (b) of the Buyer Disclosure Schedule (the "Financing Documents") constitute binding commitments, subject to the conditions set forth therein, to have, and Buyer will have immediately prior to the Closing, funds sufficient to consummate the transactions contemplated hereby, including, but not limited to, the transactions contemplated by Sections 2.1 and 6.8 hereof. Copies of each Financing Document listed in Section 5.6(a) of the Buyer Disclosure Schedule have been, and each of the Financing Documents listed in
Section 5.6(b) of the Buyer Disclosure Schedule, upon execution, will be, delivered promptly to the Company. Upon execution and acceptance by Buyer of the Financing Documents, each Financing Document will be binding upon and enforceable by and against the parties thereto in accordance with their terms. As promptly as reasonably practicable after the date hereof, Buyer will deliver to the Company Buyer's proposed capital structure for the Company following the Closing. Buyer understands and agrees that, from and after the 28th day from the date hereof (or such later number of days as shall be agreed by the Company and the ML Stockholders in their absolute discretion), its obligations hereunder are not conditioned upon the availability of any financing, whether contemplated by
Section 5.6 of the Buyer Disclosure Schedule or otherwise.

          5.7. No Outside Reliance. Buyer has not relied and is not relying upon any statement or representation not made in this Agreement or a Schedule hereto or any certificate or document required to be provided by the Company or any of the Sellers pursuant to this Agreement.

          5.8. Conduct of Business of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          5.9. No Impediments to Closing. As of the date of this Agreement, there are no facts or circumstances of which Buyer or any of its Affiliates has knowledge that is reasonably likely to prevent or delay the satisfaction of the conditions to Buyer's obligation to consummate this Agreement set forth in
Article VII.


                                   ARTICLE VI

                              ADDITIONAL COVENANTS

          The respective parties hereto covenant and agree to take, or to cause the Company to take, as the case may be, the following actions between the date hereof and the Effective Time:

          6.1. Investigation of the Company by Buyer.

          (a) Upon reasonable advance notice, the Company shall afford to the officers, employees and authorized representatives of Buyer and to the employees and authorized representatives of Buyer's financing sources reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company and the Subsidiaries to the extent Buyer shall reasonably deem necessary and shall furnish to Buyer, or its authorized representatives, such additional information concerning the Company, the Subsidiaries and their properties, assets, businesses and operations as shall be reasonably requested, including such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in Article III, to verify that the covenants of the Company in Section 6.4 have been complied with and to determine whether the conditions set forth in Article VII have been satisfied. Buyer covenants that such investigation shall be conducted in such a manner as not to interfere unreasonably with the businesses or operations of the Company, the Subsidiaries, any Sellers or any Affiliates of any of them.

          (b) Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, dated May 27, 1999, by and between the Company and Buyer (the "Confidentiality Agreement"), which are hereby incorporated in this Agreement by reference as though fully set forth herein.

          (c) No investigation by Buyer or its representatives hereunder shall affect the representations and warranties of the Company or the ML Stockholders.

          (d) Buyer agrees (i) to hold all of the books and records of the Company and its Subsidiaries existing on the Closing Date and not to destroy or dispose of any such books or records for a period of six (6) years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least ninety (90) days prior to such destruction or disposal to surrender them to MLCP (or MLCP's successors or assigns) and (ii) during such period of time, to afford MLCP (or MLCP's successors or assigns), their accountants and counsel, during normal business hours, upon reasonable request, at any time, reasonable access to such books, records and other data and to the employees of Buyer and the Company and any of its Subsidiaries to the extent that such access may be requested for any legitimate purpose at no cost to MLCP (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of MLCP's or any Seller's rights of discovery.

          6.2. Reasonable Best Efforts; Obtaining Consents.

          (a) Prior to the Effective Time, subject to the terms and conditions herein provided, the Company, on the one hand, and Buyer, on the other hand, each shall use its reasonable best efforts to take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and shall cooperate with the other in connection with the foregoing, including using its reasonable best efforts
(i) to obtain all waivers, consents, approvals and releases from other parties to material loan agreements, leases and other contracts and agreements necessary for the consummation of the transactions contemplated hereby and to obtain waivers of any appraisal rights by the Sellers, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation and to effect all necessary registrations and filings and submissions of information requested or required by any Governmental Authority in connection with the transactions contemplated hereby, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act, and submissions of information required or requested by Governmental Authorities ("Governmental Filings"), and (v) to fulfill all conditions to this Agreement.

          (b) Buyer agrees, and shall cause its Affiliates to agree, to use their respective reasonable best efforts to arrange the financing contemplated by Section 5.6(b) of the Buyer Disclosure Schedule upon terms comparable with or more favorable than, in the case of the convertible loan note instruments and the senior debt facilities, those of the term sheets attached as Exhibit 6.2(b) to the Buyer Disclosure Schedule. Prior to the Closing, Buyer agrees, and shall cause its Affiliates to agree, to use their respective best efforts to complete the financing contemplated by the Financing Documents, including using its best efforts in the negotiation of definitive agreements with respect thereto, the preparation of required offering materials with respect thereto and the satisfaction of all conditions applicable to Buyer in such definitive agreements.

The parties agree that the inability or failure of Buyer to complete the financing contemplated by the Financing Documents or in Section 5.6 of the Buyer Disclosure Schedule shall not be a condition to the consummation of this Agreement. All fees, expenses and disbursements incurred in connection with the matters referred to in this Section 6.2(b) and (c) shall be borne by Buyer.

          (c) The Buyer shall, in accordance with applicable law and its memorandum and articles of association, use its best efforts to duly, call, give notice of, convene and hold a general meeting of its shareholders, which meeting shall be held as promptly as possible following the date hereof for the purpose of considering and passing all resolutions necessary to authorize completion of this agreement, the equity financing contemplated by Section 5.6 of the Buyer Disclosure Schedule (the "Equity Financing") and the issuance of the convertible loan stock contemplated by Section 5.6 of the Buyer Disclosure Schedule (collectively, the "Buyer Stockholder Approvals"), which Buyer Stockholder Approvals are listed in Section 6.2 of the Buyer Disclosure Schedule. In addition, Buyer shall use its best efforts to obtain the Buyer Stockholder Approvals, including the filing of any prospectus or other disclosure materials required by any applicable Governmental Authority or the London Stock Exchange. Buyer's board of directors shall, subject to its fiduciary duties to the Buyer and its shareholders, recommend the passing of the Buyer Stockholder Approvals, and shall make such recommendations at any meeting of the Buyer's shareholders called and held pursuant to this paragraph (or any adjournment or postponement thereof), and Buyer shall include such recommendations in any proxy, solicitation or other materials made available to Buyer's shareholders in connection with obtaining the Buyer Stockholder Approvals.

          (d) Buyer shall use its best efforts, and shall take all such required actions, to cause the admission of the new shares of Buyer contemplated by the Equity Financing to the Official List of the London Stock Exchange (nil paid, if applicable) to become effective (the "Buyer Listing").

          (e) In the event that the Buyer is unable to obtain any of the Buyer Stockholder Approvals or the Buyer Listing and this Agreement is subsequently terminated in accordance with Section 9.1(a), then Buyer shall promptly pay, by wire transfer of immediately available funds to an account designated in writing by the Company, to the Company a termination fee equal to $5 million. If the Buyer Stockholder Approvals are not obtained as a result of Buyer's board of directors, after advice from counsel, deciding that its fiduciary duties require it not to recommend the passing of the Buyer Stockholder Approvals, and if Buyer is otherwise in compliance with this Agreement, for avoidance of doubt, payment of the $5 million termination fee referred to in this Section 6.2(e) shall be in full and final settlement of any and all claims against Buyer or Merger Sub arising out of this Agreement, the transactions contemplated hereby or the termination hereof.

          (f) To the extent reasonably requested by Buyer, the Company shall cooperate with Buyer in connection with the filing of permits and licenses necessary for the Company to continue to conduct its business following the Closing Date as now conducted. The Company and Buyer further covenant and agree that each shall use its respective reasonable best efforts to prevent the issuance, enactment, promulgation or entry against such party or its affiliates of any threatened or pending preliminary or permanent injunction or other restraining order, decree or ruling or statute, rule, regulation or execution order or other similar order that would materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

          (g) All filing fees required in connection with the application for or prosecution of any consent, approval, authorization, registration, filing or submission in accordance with Section 6.2(a)(ii) and Section 6.2(b) above shall be borne by Buyer. Unless otherwise provided, all other fees, expenses and disbursement (including the costs of preparation of any such filings) incurred in connection with the matters referred to in this Section 6.2 and in Section
6.3 hereof shall be borne by Buyer if incurred by or on its behalf and by the Company if incurred by or on behalf of the Company or the Sellers.

          6.3. Antitrust.

          (a) In furtherance and not in limitation of Section 6.2, the Company and Buyer each shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority ("Antitrust Laws"). If any suit is threatened or instituted challenging any of the transactions contemplated hereby as violative of any Antitrust Law, Buyer shall use its reasonable best efforts to take such action (including agreeing to hold separate or to divest any of the businesses, product lines or assets of any of the Company or its Subsidiaries) as may be required (i) by the applicable Governmental Authority (including the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law, or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or Governmental Authority challenging the transactions contemplated hereby as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or Governmental Authority challenging the transactions contemplated hereby as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated hereby, but requiring that any of the businesses, product lines or assets of any of the Company or its Subsidiaries be divested or held separate by Buyer, or that would otherwise limit Buyer's freedom of action with respect to, or its ability to retain, the business of the Company and Subsidiaries or any portion thereof, shall not be deemed a failure to satisfy the conditions specified in Sections 7.2 or 7.3 hereof.

          Notwithstanding the foregoing, however, no Seller shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its assets or businesses other than the Company and its Subsidiaries.

          (b) The Company and Buyer shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby. If any such party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Buyer will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated hereby.

          6.4. Operations Prior to the Closing Date.

          (a) Except as otherwise permitted or required by the terms hereof, including Section 6.4 to the Company Disclosure Schedule, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company shall and shall cause each Subsidiary to (i) operate its business in all material respects only in the ordinary course consistent with past practice,
(ii) use reasonable efforts to preserve intact its present business organization, and preserve its relationships with current suppliers, distributors, customers and others having currently significant business dealings with it, and (iii) use reasonable efforts to maintain the assets used in the ordinary course of the businesses of the Company or its Subsidiaries consistent with past practice, reasonable wear and tear and damage by fire or other casualty excepted.

          (b) Notwithstanding Section 6.4(a), except as contemplated by this Agreement, including Section 6.4 of the Company Disclosure Schedule or as set forth in the Filed SEC Reports, from the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not cause or allow any Subsidiary to, without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

          (i) amend its charter or bylaws;

          (ii) issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase Company Common Stock or Preferred Stock or otherwise), transfer, sell or deliver any shares of Company Common Stock or Preferred Stock, any securities exchangeable for or convertible into Company Common Stock or Preferred Stock, or any other equity securities of the Company or any Subsidiary;

          (iii) split, combine or reclassify any shares of Company Common Stock or Preferred Stock or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of the Company Common Stock or the Preferred Stock;

          (iv) redeem, purchase or otherwise acquire for any consideration any outstanding shares of Company Common Stock or Preferred Stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable therefor, with or without additional consideration, except repurchases by the Company of shares of Company Common Stock from employees of the Company upon termination of such employees' employment as contemplated by the Stockholders' Agreement;

          (v) except in the ordinary course of business or under the Credit Agreement or the Loan Agreement, incur any indebtedness for borrowed money or amend, supplement or otherwise modify any of the terms of the Credit Agreement or the Loan Agreement, or any other material instrument or agreement evidencing indebtedness for borrowed money;

          (vi) make any acquisition or disposition of stock or assets of any entity not in the ordinary course of business and in excess of $1 million;

          (vii) make any Capital Expenditure, or series of related Capital Expenditures, not otherwise provided for in the Company's budget or in connection with the projects referenced in the Company Disclosure Schedule, which Capital Expenditure, or series of related Capital Expenditures, is in excess of $1 million in the aggregate;

          (viii) merge or consolidate with any corporation or other entity, other than, with respect to the Company or any wholly owned Subsidiary, with another wholly owned Subsidiary or the Company;

          (vix) enter into any employment or similar contract with, or materially increase the compensation and/or benefits of, any officer or employee, except for increases in compensation of non-officers that are in the ordinary course of business consistent with past practice;

          (x) alter in any material respect its practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable;

          (xi) make any material tax election;

          (xii) adopt, amend in any material respect adverse to the Company or terminate any employee benefit plan, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plan, except awards or distributions to any participant or employee in the ordinary course of business consistent with past practice or as required by the terms of any such plan or agreement as in existence on the date hereof;

          (xiii) except in the ordinary course of business or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, materially modify or amend or terminate any material agreement;

          (xiv) except in the ordinary course of business, settle or compromise any suits or claims against the Company or any Subsidiary which, individually or in the aggregate, would reasonably be expect to have a Material Adverse Effect;

          (xv) make any material changes in accounting practices or policies; or

          (xvi) agree, commit or resolve to do or authorize any of the foregoing.

          6.5. No Public Announcement. Prior to the Effective Time, neither Buyer, Merger Sub, the Company nor any ML Stockholder shall, without the approval of Buyer, the Company and MLCP, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or by stock exchange rules or regulations, in which case Buyer, the Company and MLCP shall be advised and Buyer, the Company and MLCP shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding the foregoing, the Company or Buyer may, without the prior consent of the other, issue any press release or make any public announcement that may be required by law, or the rules and regulations of the SEC or any stock exchange on which its securities are listed, if it has used reasonable efforts to consult with Buyer but has been unable to do so in a timely manner. On the date hereof and on the Closing Date, the parties shall issue a joint press release, which shall be reasonably acceptable to the Company, Buyer and MLCP.

          6.6. Non-Solicitation of Employees. If this Agreement is terminated, neither Buyer nor any of its Affiliates will, for a period of three years thereafter, without the prior written approval of the Company, solicit (other than a solicitation by general advertisement) any person who is an employee of the Company or any of its Subsidiaries, at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company or any of its Subsidiaries. Buyer agrees that any remedy at law for any breach by it of this Section 6.6 would be inadequate, and the Company would be entitled to injunctive relief in such a case. If it is ever held that the restriction placed on Buyer by this Section 6.6 is too onerous and is not necessary for the protection of the Company, Buyer agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the Company.

          6.7. Directors' and Officers' Indemnification.

          (a) For a period of six years from the Closing Date, the provisions of the certificate of incorporation and bylaws of the Company and of each Subsidiary concerning elimination of liability and indemnification of directors and officers shall not be amended in any manner that would adversely affect the rights thereunder of any person that is as of the date hereof an officer or director of the Company or of any such Subsidiary. In addition to the foregoing, from and after the Effective Time, the Company shall indemnify, hold harmless and defend each person who is a current or former officer or director of the Company or any of its Subsidiaries against all Losses or expenses (including attorneys' fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to the Effective Time. To the maximum extent permitted by applicable law, the indemnification and related rights hereunder shall be mandatory rather than permissive, the Company shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable law, provided that, to the extent required by law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. If, at any time after the Effective Time, the consolidated net worth of the Company and the Subsidiaries is less than the consolidated net worth of the Company and the Subsidiaries as set forth in the most recent balance sheet included in the Financial Statements in the Filed SEC Reports, then Buyer shall be liable for, jointly and severally with the Company and each Subsidiary, all liabilities and obligations of the Company and each Subsidiary (and each of their respective successors and assigns) contemplated by this Section.

          (b) For six years from the Closing Date, the Company shall maintain officers' and directors' liability insurance covering the persons who are presently covered by the Company's (and any Subsidiary's) officers' and directors' liability insurance policies (copies of which have heretofore been made available to Buyer) with respect to actions and omissions occurring prior to the Effective Time, on terms which are no less favorable to such persons than the terms of such current insurance in effect for the Company on the date hereof; provided, however, that in no event shall the Company be obligated to pay aggregate annual premiums greater than 200% of the aggregate annual premiums paid or payable as of the date hereof; provided, further, that if the aggregate annual premium for such coverage and amount of insurance would exceed 200% of such annual rate, the Company shall provide the greatest coverage which shall then be available at an aggregate annual premium equal to 200% of such rate. In the event that any person is or would have been entitled to coverage under a directors' and officers' liability and fiduciary insurance policy pursuant to this Section and such policy has lapsed, not been purchased, terminated, been repudiated or is otherwise in breach or default or affords lesser coverage than is required by this Section as a result of the Company's failure to maintain and fulfill its obligations pursuant to this Section or for any other reason, the Company shall pay to such persons such amounts and provide any other coverage or benefits as such person would have received pursuant to such policy, provided that if, at any time after the Effective Time, the consolidated net worth of the Company and the Subsidiaries is less than the consolidated net worth of the Company and the Subsidiaries as set forth in the most recent balance sheet included in the Financial Statements in the Filed SEC Reports, Buyer shall be jointly and severally liable with the Company for all liabilities and obligations of the Company contemplated by this Section.

          (c) Each of Buyer, Merger Sub, the Company and each Seller covenants for itself and its respective successors, assigns, heirs, legatees and personal representatives that it shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current officers or directors of the Company, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, Claims and demands of any nature or description (consequential, compensatory, punitive or otherwise) arising from actions occurring prior to the Effective Time and for which such person would be entitled to indemnification by the Company or under this Section.

          (d) The provisions of this Section (i) are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder, and each such person's heirs, representatives, successors or assigns, it being expressly agreed that such persons shall be third party beneficiaries of this Section, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          6.8. Buyer to Fund Certain Obligations of the Company; Change of Control Offer.

          (a) At least two business days prior to the date that is expected to be the Closing Date, the Company shall deliver to Buyer a notice setting forth the amounts that the Company estimates will, at the Closing Date, be (i) the Bank Indebtedness Amount and (ii) the Senior Subordinated Notes Repurchase Amount. After the close of business on the day prior to the expected Closing Date, the Company shall deliver to Buyer a notice setting forth the amounts that will, on the Closing Date, be (i) the Bank Indebtedness Amount and (ii) the Senior Subordinated Notes Repurchase Amount.

          (b) The Company and Buyer agree that, at the Closing, (i) Buyer shall deliver to the Company the Bank Indebtedness Amount and (ii) the Company will utilize the sum of the Bank Indebtedness Amount to immediately repay the Bank Indebtedness Amount in its entirety. All sums to be delivered to the Company in accord with this paragraph (b) shall be delivered in immediately available funds.

          (c) Following the Effective Time, the Company shall, and Buyer shall cause the Company to, offer to repurchase the Senior Subordinated Notes pursuant to and as required by (but only to the extent required by) the terms of the Senior Subordinated Notes Indenture, including Section 10.11 thereof. In accordance with paragraph (a) above, the Company shall deliver to Buyer a notice setting forth the amount that the Company estimates will, at the Closing Date, be sufficient to fund such repurchase assuming that all of the Senior Subordinated Notes outstanding as of the Closing Date are tendered pursuant to such offer (the "Senior Subordinated Notes Repurchase Amount"). On the Closing Date, Buyer shall make a capital contribution, by wire transfer of immediately available funds, to the Company in an amount equal to the Senior Subordinated Notes Repurchase Amount; provided, however, that the obligation of Buyer to fund the Senior Subordinated Notes Repurchase Amount may be satisfied by the contribution, in lieu of cash, of an irrevocable letter of credit or guarantee from a banking institution doing business, and in good standing, under the laws of the United Kingdom or the United States or the States of New York or Georgia and having a combined capital and surplus in excess of $500 million. In no event, during the period beginning on the Closing Date and continuing through and until the second business day following the earlier to occur of (x) the date on which all Senior Subordinated Notes tendered in the offer shall have been accepted for payment and paid in accordance with the terms of such offer or (y) if no Ratings Decline (as defined in the Senior Subordinated Notes Indenture) shall have occurred, the date that is six months after the date of public notice of this Agreement (which six month period shall be extended, as contemplated by the definition of Ratings Decline, for so long as the rating of the Senior Subordinated Notes is under publicly announced consideration for possible downgrade by any of the rating agencies contemplated by the Senior Subordinated Notes Indenture), shall the Company, nor shall Buyer or any Affiliate of Buyer cause the Company to, distribute (whether by dividend, redemption or other distribution), or otherwise permit the payment of (including by way of repurchase of securities), all or any portion of the Senior Subordinated Notes Repurchase Amount to any security holder of the Company or of its Subsidiaries, other than holders of the Senior Subordinated Notes in the manner contemplated by the offer, or, alternatively, if Buyer shall have provided the irrevocable letter of credit or guarantee as permitted by this paragraph in lieu of cash, such letter of credit or guarantee shall remain in full force and effect, enforceable in accordance with its terms against the relevant banking institution for the period required by clause (x) or (y) of this paragraph, as the case may be.

          (d) Prior to the Closing Date, the Company shall provide to Buyer in writing the aggregate number of Shares for all Sellers subject to pledge in connection with Management Notes. On the Closing Date, Buyer shall make available to the Company in immediately available funds, an amount equal to the amount necessary to fund in full the redemption of all of the shares of Non-Voting Common Stock. In no event shall the Company, nor shall Buyer or any Affiliate of Buyer cause the Company to, distribute (whether by dividend, redemption or other distribution), or otherwise permit the payment of (including by way of repurchase of securities), all or any portion of the amount so contributed to the Company pursuant to this Section 6.8(d) to any security holder of the Company or of its Subsidiaries, other than holders of the Non-Voting Common Stock in the manner permitted by this Agreement and the charter amendment contemplated by Section 2.5(a) hereof.

          (e) From and after the Closing Date, Buyer will cause the Company and its Subsidiaries to honor in all material respects all existing obligations, including the Loan Agreement, of the Company and the Subsidiaries, as the case may be.

          6.9. Employee Benefits. For a period of 12 months following the Closing Date, Buyer shall provide, and shall cause the Company to provide, to those individuals who are employed by the Company and its Subsidiaries immediately before the Closing ("Company Employees") employee benefits that are, in the aggregate, no less favorable than those provided to them immediately before the Closing. For all purposes under the employee benefit plans of Buyer and its Affiliates providing benefits after the Closing, each Company Employee shall be credited with his or her years of service with the Company and its Affiliates before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Employee Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Buyer and its Affiliates for the benefit of Company Employees (such plans, collectively, the "New Plans") to the extent coverage under such New Plan replaces coverage under a comparable Company Employee Plan in which such Company Employee participated immediately before the Closing (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          6.10. Stockholders' Agreement. The Company and the ML Stockholders shall take such actions as shall be required to cause the termination of the Stockholders' Agreement at or prior to the Effective Time.

          6.11. Blue Bird Capital Corporation. The Company shall use its reasonable best efforts to consummate the sale of Blue Bird Capital Corporation, a wholly owned Subsidiary of the Company, as described in Section 3.5 of the Company Disclosure Schedule prior to the Effective Time. As of the date hereof, the Company is not aware of any facts or circumstances that are reasonably likely to prevent the consummation of the sale of Blue Bird Capital Corporation as contemplated in the preceding sentence. The parties agree that the negotiation, entering into of a definitive transaction agreement or the consummation of the contemplated sale of Blue Bird Capital Corporation shall not constitute a condition to any party's obligation to the consummate this Agreement, the Merger or any other transaction contemplated hereunder.


                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          The obligations of Buyer to consummate the transactions contemplated by this Agreement shall, at the option of Buyer, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

          7.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Company in the performance of any of its covenants, agreements and obligations herein; each of the representations and warranties contained or referred to in Article III hereof shall be true and correct on the date hereof and on the Closing Date as though made on the Closing Date, except (i) for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), (ii) ignoring for purposes of this clause (ii) all qualifications as to materiality or Material Adverse Effect in such representations and warranties, where any and all failures of such representations and warranties to be correct in all respects as of the Closing Date (with all such failures considered in the aggregate) would not have a Material Adverse Effect and (iii) for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed by the President or other senior executive officer of the Company.

          7.2. No Order. At the Closing Date, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or other Governmental Authority of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the transactions contemplated hereby; provided that, in the event of any such statute, regulation, injunction, restraining order or decree, Buyer shall use its reasonable best efforts to cause such statute, regulation, injunction, restraining order or decree to be complied with, lifted or vacated, as the case may be.

          7.3. Necessary Approvals and Consents; HSR. The Company, Merger Sub and Buyer shall have obtained all consents, approvals and actions of any third person or Governmental Authority specified in the Company Disclosure Schedule as conditions to the parties' obligation to complete the transactions contemplated hereby. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated.

          7.4. Buyer Stockholder Approvals. The Buyer Stockholder Approvals shall have been obtained.

          7.5. London Stock Exchange Listing. The Buyer Listing shall have been completed.


                                  ARTICLE VIII

                             CONDITIONS PRECEDENT TO
               OBLIGATIONS OF THE COMPANY AND THE ML STOCKHOLDERS

          The obligations of the Company and the ML Stockholders to consummate the transactions contemplated by this Agreement shall, at their respective options, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

          8.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the date hereof and on the Closing Date as though made on the Closing Date, except (a) for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), (b) ignoring for purposes of this clause (b) all qualifications as to materiality or material adverse effect in such representations and warranties, where any and all failures of such representations and warranties to be correct in all respects as of the Closing Date (with all such failures considered in the aggregate) would not have a material adverse effect and (c) for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company; and there shall have been delivered to the Company a certificate to such effect, dated the Closing Date and signed by the President or other senior executive officer of Buyer.

          8.2. No Order. At the Closing Date, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or other Governmental Authority of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the transactions contemplated hereby; provided that, in the event of any such statute, regulation, injunction, restraining order or decree, the Company shall use its reasonable best efforts to cause such statute, regulation, injunction, restraining order or decree to be complied with, lifted or vacated, as the case may be.

          8.3. Necessary Approvals and Consents; HSR. The Company, Merger Sub and Buyer shall have obtained all consents, approvals and actions of any third person or Governmental Authority specified in the Company Disclosure Schedule as conditions to the parties' obligation to complete the transactions contemplated hereby. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated.

          8.4. Other Payments by Buyer. Buyer shall have made the payments contemplated by Section 6.8.


                                   ARTICLE IX

                                   TERMINATION

          9.1. Termination.

          (a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (i) by the mutual consent of Buyer, the Company and ML Stockholders whose Shares constitute a majority of the outstanding the ML Stockholders' Shares as of such date; (ii) by Buyer in the event that any condition set forth in Article VII shall not be satisfied and shall not be reasonably capable of being remedied on or prior to the Closing Date; (iii) by the Company or ML Stockholders whose Shares constitute a majority of the outstanding ML Stockholders' Shares as of such date in the event that any condition set forth in Article VIII shall not be satisfied and shall not be reasonably capable of being remedied on or prior to the Closing Date; and (iv) by Buyer, the Company or ML Stockholders whose Shares constitute a majority of the outstanding ML Stockholders' Shares as of such date if the Closing shall not have occurred on or before December 31, 1999 (or, if Buyer, the Company and ML Stockholders whose Shares constitute a majority of the outstanding ML Stockholders' Shares as of such date shall have agreed to a later date pursuant to the terms of this Agreement, on or before any such later date); provided, however, that no party may terminate this Agreement pursuant to clauses (ii),
(iii) or (iv) above if the failure of any condition in Article VII or Article VIII to be satisfied or the failure of the Closing to occur on or before December 31, 1999 (or, if the parties shall have agreed to a later date pursuant to the terms of this Agreement, on or before any such later date), results from
(x) the willful and material breach by such party of any covenant of this Agreement (y) such party's failure to use the required efforts to consummate the transactions contemplated hereby.

          (b) In the event that Buyer shall not have previously entered into the Financing Documents listed on Schedule 5.6(b) and delivered copies of such Financing Documents to the Company, then (i) the Company shall have the right to terminate this Agreement at any time from and after the 14th day from the date hereof and prior to the time Buyer shall enter into such

Financing Documents and (ii) Buyer shall have the right to terminate this Agreement at any time after the 28th day from the date hereof and prior to the time Buyer shall enter into such Financing Documents. In the event of a termination pursuant to this Section 9.1(b), Buyer shall promptly pay, by wire transfer of immediately available funds to an account designated in writing by the Company, to the Company a termination fee equal to $5 million. If the Buyer shall have complied with Section 6.2(b) of this Agreement and this Agreement is terminated pursuant to this Section 9.1(b), and if Buyer is otherwise in compliance with this Agreement, for avoidance of doubt, payment of the $5 million termination fee referred to in this Section 9.1(b) shall be in full and final settlement of any and all claims against Buyer or Merger Sub arising out of this Agreement, the transactions contemplated hereby or the termination hereof.

          9.2. Procedure and Effect of Termination. In the event of termination of this Agreement by any party or parties entitled to terminate this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 6.1(b), the last sentence of 6.2(b), 6.2(f), 6.6 and 10.3 shall survive the termination of this Agreement; provided, however, that, other than as expressly stated in Section 6.2(e) and
Section 9.1(b), such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

          9.3. Frustration of Closing Conditions. Neither the Company, the ML Stockholders nor Buyer may rely on the failure of any condition set forth in
Article VII, in the case of Buyer, or Article VIII, in the case of the Company, to be satisfied if such failure was caused by such party's failure to use the efforts required by Section 6.2 or otherwise under this Agreement to consummate the transactions contemplated hereby.


                                    ARTICLE X

                               GENERAL PROVISIONS

          10.1. Non-survival of Representations, Warranties and Agreements. All representations, warranties and (except as set forth in the following sentence) covenants set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith shall terminate at the earlier of
(i) consummation of the transactions contemplated hereby and (ii) termination of this Agreement in accordance with Article IX hereof, except for the representations and warranties of the ML Stockholders set forth in Section 4.2(d), which shall expressly survive indefinitely. Only those covenants that contemplate actions to be taken or obligations in effect after the Closing or termination of this Agreement, as the case may be, shall survive in accordance with their terms and to the extent so contemplated.

          10.2. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five business days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered,
(iii) one business day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by cable, telegram, facsimile or telecopy, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  (a)      if to Buyer:

                               Henlys Group plc
                               1 Imperial Place
                               Elstree Way
                               Boreham Wood
                               Hertfordshire WD6 1JJ
                               Attention:  Chief Executive
                               Fax No.:     +44 181 905 2451


                           with copies to:

                               Ashurst Morris Crisp
                               Broadwalk House
                               5 Appold Street
                               London EC2A 2HA
                               England
                               United Kingdom
                               Attention:  Chris Ashworth
                               Fax No.:     +44 207 972 7990

                           and

                               Kilpatrick Stockton LLP
                               1100 Peachtree Street
                               Atlanta, Georgia 30309
                               Attention:  G. Kimbrough Taylor
                               Fax No.:     (404) 815-6555

                  (b)      if to the Company, MLCP or the ML Stockholders:

                               Merrill Lynch Capital Partners, Inc.
                               World Financial Center, North Tower
                               250 Vesey Street
                               New York, New York  10281
                               Attention:  President
                               Fax No.:     (212) 449-3191
                           with copies to:

                               Stonington Partners, Inc.
                               767 Fifth Avenue
                               48th Floor
                               New York, New York 10153
                               Attention:  General Counsel
                               Fax No.:     (212) 339-8585

                           and

                               Merrill Lynch & Co.
                               Office of the General Counsel
                               World Financial Center, North Tower
                               250 Vesey Street
                               New York, New York  10281
                               Attention:  CIGC General Counsel
                               Fax No.:     (212) 449-3207

                           and

                               Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                               New York, NY  10019
                               Attention:  Andrew R. Brownstein, Esq.
                               Fax No.:  (212) 403-2000

          10.3. Expenses and Taxes. Subject to Section 9.2, and except as otherwise provided herein, each party hereto shall pay all of his or its own costs and expenses incident to his or its negotiation and preparation of this Agreement and to his or its performance and compliance with all agreements and conditions contained herein on his or its part to be performed or complied with, including the fees, expenses and disbursements of his or its counsel and accountants. The foregoing notwithstanding, the Company shall pay the fees and expenses of Wachtell, Lipton, Rosen & Katz, counsel to each of the Sellers, and the Company shall pay, for its account and on behalf of each Seller, all amounts (including fees, commissions and/or expenses) due to Merrill Lynch by the Company and its Subsidiaries or any Seller in connection with the transactions contemplated by this Agreement (the "Sellers' Expenses").

          10.4. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

          10.5. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of MLCP, the Company and Buyer.

          10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

          10.7. Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (which, in the case of the ML Stockholders, shall require the consent of ML Stockholders whose Shares constitute a majority of the outstanding ML Stockholders' Shares as of such date). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

          10.8. No Third Party Beneficiaries. Except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          10.9. Descriptive Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          10.10. Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Except to the extent that the applicability to a particular representation, warranty, agreement or condition is not apparent from the disclosure thereof, any matter disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed to qualify each representation and warranty of the Company, the ML Stockholders, Merger Sub and Buyer, as the case may be, notwithstanding the lack of a specific cross-reference. Any matter set forth in the Filed SEC Reports shall be deemed to be set forth in the Company Disclosure Schedule to the same extent as set forth in the Filed SEC Reports, except to the extent that the applicability of such matter to a particular representation or warranty is not apparent from the disclosure thereof in the Filed SEC Reports and no matter disclosed in the Filed SEC Reports shall be deemed to constitute a breach of any representation or warranty of the Company set forth herein.

          10.11. No Implied Representation. Notwithstanding anything contained in Article III, IV or V or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company and the ML Stockholders are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including but not limited to any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the business of the Company and its Subsidiaries and it is understood that, except as expressly provided herein, Buyer takes the business of the Company and its Subsidiaries as is and where is. It is understood that any cost estimates, projections or other predictions contained or referred to in the Schedules hereto or in the offering materials that have been provided to Buyer by the Company or the ML Stockholders are not and shall not be deemed to be representations or warranties of the Company or the ML Stockholders.

          10.12. Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule or Exhibit is or is not material for purposes of this Agreement.

          10.13. Interpretation. As used in this Agreement, (i) the term "includes" and the word "including" and words of similar import shall be deemed to be followed by the words "without limitation"; (ii) "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other interests, by contract or otherwise; (iii) references to "knowledge" in this Agreement, or words of similar import, shall mean the actual knowledge of the persons named in Section 10.13 of the Company Disclosure Schedule (where used herein with respect to the Company) and shall mean the actual knowledge of the persons named in Section 10.13 of the Buyer Disclosure Schedule (where used with respect to Buyer); (iv) definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (v) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (vi) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (vii) the word "or" shall not be exclusive; and (viii) provisions shall apply, when appropriate, to successive events and transactions.

          10.14. Reasonable Consent Required. Where any provision of this Agreement requires a party to obtain the consent, approval or other acquiescence of any other party, such consent, approval or other acquiescence shall not be unreasonably conditioned, withheld or delayed by such other party.

          10.15. Entire Agreement; Amendments. This Agreement, including the Schedules and Exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. Any such agreement shall be validly and sufficiently authorized for purposes of this Agreement if it is signed by Buyer, the Company and ML Stockholders whose Shares constitute a majority of the outstanding ML Stockholders' Shares as of such date.

          10.16. Action by ML Stockholders. Each of the ML Stockholders expressly agrees that any action that may be taken by them under Sections 9.1, 10.7, 10.15 or 10.17 hereof or otherwise hereunder shall be effective as to all ML Stockholders if a written instrument evidencing approval of such action is signed by ML Stockholders whose Shares constitute a majority of the outstanding ML Stockholders' Shares as of such date.

          10.17. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof; provided, however, that any waiver or extension evidenced by a written instrument contemplated by Section 10.16 shall be an effective waiver or extension as to all ML Stockholders. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          10.18. Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court sitting in the State of New York or any New York state court, in either case, located in the New York City, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat the jurisdiction of such courts by motion or other request for leave from any such court, (iii) waives any claim that such proceedings have been brought in an inconvenient forum, and (iv) agrees that it will not bring any action relating to this Agreement in any court other than a federal court sitting in the State of New York or a New York state court, in either case, located in New York City.

          10.19. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court sitting in the State of New York or in any New York state court, in either case, located in New York City, in addition to any other remedy to which any party is entitled at law or in equity.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                   HENLYS GROUP PLC


                                   By:  /s/  BAC Chivers
                                      ---------------------------------
                                       Name: BAC Chivers
                                       Title: Financial Director


                                   BRUTUS, INC.


                                   By:  /s/ BAC Chivers
                                      --------------------------------
                                       Name: BAC Chivers
                                       Title: Chief Financial Officer


                                   BLUE BIRD CORPORATION


                                   By:  /s/ Paul E. Glaske
                                      --------------------------------
                                       Name: Paul E. Glaske
                                       Title: Chairman/CEO



                                   MERRILL LYNCH CAPITAL APPRECIATION
                                   PARTNERSHIP NO. B-XV

                                   By:   Merrill Lynch LBO Partners No. B-IV,
                                         L.P., its General Partner

                                   By:   Merrill Lynch Capital Partners, Inc.,
                                         its General Partner


                                   By:   /s/ James V. Caruso
                                       --------------------------------
                                       Name: James V. Caruso
                                       Title:Vice President

                                   ML OFFSHORE LBO PARTNERSHIP NO. B-XV

                                   By:   Merrill Lynch LBO Partners No. B-IV,
                                         L.P., its General Partner

                                   By:   Merrill Lynch Capital Partners, Inc.,
                                         its General Partner


                                   By:   /s/ James V. Caruso
                                       --------------------------------
                                       Name: James V. Caruso
                                       Title:Vice President


                                   ML IBK POSITIONS, INC.


                                   By:   /s/ Gary Carlin
                                       --------------------------------
                                       Name: Gary Carlin
                                       Title: President


                                   MERRILL LYNCH KECALP L.P. 1989

                                   By:   KECALP Inc., its General Partner


                                   By:   /s/  James V. Caruso
                                       --------------------------------
                                       Name: James V. Caruso
                                       Title: Vice President



                                   MERRILL LYNCH KECALP L.P. 1991

                                   By:   KECALP Inc., its General Partner


                                   By:   /s/  James V. Caruso
                                       --------------------------------
                                       Name:  James V. Caruso
                                       Title:Vice President

                                   MLCP ASSOCIATES L.P. NO. II

                                   By:   Merrill Lynch Capital Partners, Inc.,
                                         its General Partner

                                   By:  /s/  James V. Caruso
                                       -------------------------------
                                       Name:  James V. Caruso
                                       Title: Vice President